    As filed with the Securities and Exchange Commission on December 8, 2000
                                                   Registration No. 333-________

================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ____________________

                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ____________________

                              eFUNDS CORPORATION
            (Exact name of registrant as specified in its charter)

                   Delaware                                                   39-1506286
(State or other jurisdiction of incorporation)                   (I.R.S. Employer Identification No.)

7272 E. Indian School Road, Suite 420, Scottsdale, Arizona                   85251
        (Address of principal executive offices)                          (Zip Code)

                 eFUNDS CORPORATION DEFERRED COMPENSATION PLAN
                           (Full title of the plan)

           John A. Blanchard III
   Chairman and Chief Executive Officer      Copy to:  Robert A. Rosenbaum, Esq.
           eFunds Corporation                            Dorsey & Whitney LLP
      7272 E. Indian School Road                        Pillsbury Center South
              Suite 420                                 220 South Sixth Street
       Scottsdale, Arizona 85251                  Minneapolis, Minnesota  55402-1498
            (602) 659-2135                                  (612) 340-5681

(Name, address and telephone number, including area code, of agent for service)
                              ____________________

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                     Proposed                   Proposed              Amount of
        Title of securities               Amount to be        maximum offering price       maximum aggregate       registration fee
        to be registered(1)                registered            per obligation(2)         offering price(2)
Deferred Compensation Obligations        $10,000,000                  100%                    $10,000,000              $2,640
====================================================================================================================================

(1) The Deferred Compensation Obligations are unsecured obligations of eFunds Corporation to pay deferred compensation in the future in accordance with the terms of the eFunds Corporation Deferred Compensation Plan.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

                                   PART II.
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

     The following documents that we have filed with the Securities and Exchange Commission are incorporated by reference into this registration statement:

     .    our prospectus filed on June 27, 2000 pursuant to Rule 424(b);

     . our quarterly reports on Form 10-Q for the quarters ended June 30, 2000 and September 30, 2000; and

     . the description of our common stock contained in our registration statement on Form 8-A12G (SEC File No. 000-30791) and any amendment or report filed for the purpose of updating the description.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered by this registration statement have been sold, or deregistering all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective dates of filing of such documents.

Item 4.  Description of Securities.
         -------------------------

     The securities offered hereby are Deferred Compensation Obligations (as defined below) of eFunds Corporation ("eFunds") which are being offered to eligible employees of eFunds and our subsidiaries under the eFunds Corporation Deferred Compensation Plan (the "Plan"). The Plan permits participants to defer base salary, annual cash incentive compensation and/or sales incentive compensation in accordance with the terms of the Plan. The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the Plan. The amounts of base salary and cash incentive compensation deferred by participants under the Plan are referred to as "Deferred Compensation Obligations." The Deferred Compensation Obligations are denominated and paid in U.S. dollars and will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan. The Deferred Compensation Obligations are not convertible into another security of eFunds.

     In connection with the Plan, we have created a non-qualified grantor trust (the "Trust"), commonly known as a "Rabbi Trust." The Trust will be funded to the extent we determine, at our discretion. The assets of the Trust will be used to pay benefits. The assets of the Trust are subject to the claims of our general creditors. As a result, the Deferred Compensation Obligations will be unsecured obligations of eFunds to pay deferred compensation in the future in accordance with the terms of the Plan, and will rank equally with our other unsecured indebtedness from time to time outstanding.

     The amounts of base salary, annual cash incentive compensation and sales incentive compensation deferred by a participant (a "Deferral") will be credited with earnings and investment gains and losses by assuming that the Deferral was invested in one or more investment options selected by the participant in accordance with the terms of the Plan. The investment options include various investment funds, with different degrees of risk. Participants may reallocate amounts among the various investment options on a daily basis. The Deferrals will not actually be invested in the investment options available under the Plan.

     We will also credit to participants' Deferral accounts certain amounts specified in the Plan related to our 401(k) plan. The Plan provides that we may make additional contributions to the participants' Deferral accounts, at our sole discretion.

     We reserve the right to amend the Plan at any time, including the right to completely terminate the Plan and pay out all account balances to all participants in the Plan as if the participants terminated employment. No amendment or termination of the Plan will reduce a participant's account balance as of the date of such amendment or termination of the Plan.

     A participant's rights or the rights of any other person to receive payment of Deferred Compensation Obligations may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a beneficiary under the Plan.

Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

     Not applicable.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

      Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

      As permitted by the DGCL, our certificate of incorporation provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL. As permitted by the DGCL, our certificate of incorporation also includes a provision that eliminates the personal liability of our directors for monetary damages for breach of the director's fiduciary duty, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding payments of dividends, stock purchases or redemptions which are unlawful; or (4) for any transaction from which the director derived an improper personal benefit.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

     Not applicable.

Item 8.  Exhibits.
         --------

     4.1  eFunds Corporation Deferred Compensation Plan.

     4.2 Rights Agreement by and between eFunds and EquiServe Trust Company N.A., Rights Agent, dated as of May 1, 2000 (incorporated by reference to Exhibit 4.2 to the registrant's registration statement on Form S-8 (Registration No. 333-51536)).

     4.3 Certificate of Designations of Series A Participating Preferred Stock (incorporated by reference to Exhibit 4.3 to the registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2000).

     5.1  Opinion of Dorsey & Whitney LLP.

     23.1 Consent of Deloitte & Touche LLP.

     23.2 Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this registration statement).

     24.1 Power of Attorney.

Item 9.  Undertakings.
         ------------

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on December 8, 2000.

                             eFUNDS CORPORATION

                             By  /s/ John A. Blanchard III
                               ------------------------------
                               John A. Blanchard III
                               Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 8, 2000.

Signature                                  Title
---------                                  -----

/s/ John A. Blanchard III                  Chairman of the Board and Chief
--------------------------------------     Executive Officer (principal
John A. Blanchard III                      executive officer)

/s/ Paul H. Bristow                        Executive Vice President and Chief
--------------------------------------     Financial Officer (principal
Paul H. Bristow                            financial and accounting officer)


        *                                  Director
--------------------------------------
John J.  (Jack) Boyle III

        *                                  Director
--------------------------------------
Jack Robinson


        *                                  Director
--------------------------------------
Hatim A. Tyabji


        *                                  Director
--------------------------------------
John H. LeFevre


        *                                  Director
--------------------------------------
Lois M. Martin

                                           Director
--------------------------------------
Lawrence J. Mosner

        *                                  Director
--------------------------------------
Sheila A. Penrose

        *                                  Director
--------------------------------------
Janet Clarke

*  By  /s/ Steven F. Coleman
      --------------------------------
      Steven F. Coleman, Attorney-in-Fact

                                 EXHIBIT INDEX

     4.1  eFunds Corporation Deferred Compensation Plan.

     4.2 Rights Agreement by and between eFunds and EquiServe Trust Company N.A., Rights Agent, dated as of May 1, 2000 (incorporated by reference to Exhibit 4.2 to the registrant's registration statement on Form S-8 (Registration No. 333-51536)).

     4.3 Certificate of Designations of Series A Participating Preferred Stock (incorporated by reference to Exhibit 4.3 to the registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2000).

     5.1  Opinion of Dorsey & Whitney LLP.

     23.1 Consent of Deloitte & Touche LLP.

     23.2 Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this registration statement).

     24.1 Power of Attorney.